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                                                                     Exhibit 3.5
                                                      (as amended and corrected)



                            CERTIFICATE OF FORMATION

                                       OF

                           GRANT PRIDECO HOLDING, LLC

         This Certificate of Formation of Grant Prideco Holding, LLC (the "Company"), dated March 10, 2000, is being duly executed and filed by Philip A. Choyce, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

         FIRST. The name of the limited liability company formed hereby is Grant Prideco Holding, LLC.

         SECOND. The address of the registered office of the Company in the State of Delaware is Capitol Services, Inc., 615 Dupont Highway, Dover, Delaware 19901, County of Kent.

         THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is Capitol Services, Inc., 615 Dupont Highway, Dover, Delaware 19901, County of Kent.

         FOURTH. Grant Prideco Holding, LLC and all members thereof, by the purchase of interests therein, hereby specify, acknowledge and agree that all interests in Grant Prideco Holding, LLC are securities governed by Article 8 and all other provisions of the Uniform Commercial Code as adopted and amended in the State of Texas (the "UCC"), and pursuant to the terms of Section 8.103 of the UCC, such interests shall be "securities" for all purposes under such
Article 8 and all other provisions of the UCC.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.



                                          --------------------------------------
                                          Philip A. Choyce, Authorized Person